Exhibit 99.3

Date: March 11, 2015

Mr. Max Carnecchia

Dear Max:

As we have discussed, the Board of Directors of Guidance Software, Inc. (the “Board”), has appointed you as a member of the Board, effective March 11, 2015, and has nominated you to stand for election to join the Board, by placing your name and biographical information on the 2015 Proxy Statement of the Company, for a vote to be held by our shareholders at our 2015 Annual Meeting on May 13, 2015. The following terms shall apply during your tenure on the Board of Directors:

1. Retainer. In compensation for your service as a member of the Board of Directors, the Company will pay you an annualized retainer of $45,000 per year, paid quarterly as earned, provided that you attend 75% or more of the Board’s meetings in the applicable previous year that you are eligible to attend, beginning with 2015. The Company shall withhold and deduct all taxes required by federal and state laws and any other authorized deductions. In addition, if the Board appoints you in the future to the Audit, Compensation or Nominating Committees of the Board, you shall be paid fees for such Committee service, in the amounts and manner stated in our 2014 Proxy Statement.

2. Restricted Stock Awards. In addition to the retainer set forth in Section 1, pursuant to our Second Amended and Restated 2004 Equity Incentive Plan, the Company shall grant to you Restricted Stock Awards, as follows:

a.	Initial Grant. You will receive a number of shares of restricted stock equal to the amount obtained by dividing (i) $40,000 by (ii) the closing price fair market value of a share of Common Stock on the date of your appointment (“Initial Grant Date’). Subject to your continued service with the Company as a director, the shares from this “Initial Grant” award will vest with respect to 50% of the shares subject thereto on each of the first and second anniversaries of the date of grant. This amount has been calculated to equal a grant of 7,532 shares.

b.	Pro Rata Grant. In addition to your Initial Grant, you will receive a grant of shares related to the time you serve the Board between your appointment and the 2015 election. Under the terms of our Equity Incentive Plan, you will also receive a number of shares of restricted stock equal to the product of (i) the amount obtained by dividing (A) $80,000 by (B) the fair market value of a share of Common Stock on the Initial Grant Date, multiplied by (ii) the amount obtained by dividing (x) 12 minus the number of full months that have elapsed from the immediately preceding annual meeting of stockholders of the Company to the Initial Grant Date, by (y) 12 (the “Pro Rata Grant”). Subject to your continued service with the Company, each Pro Rata Grant award will vest in full on the date of the Company’s annual meeting of stockholders immediately following the Initial Grant Date. This amount has been calculated to equal a grant of 2,510 shares.

c.	Annual Grant. Upon election to the Board in 2015 and annually, if re-elected at future Annual Meetings, you will receive a number of shares of restricted stock equal to the amount obtained by dividing (i) $80,000 by (ii) the closing price fair market value of a share of Common Stock on the date of the Annual Meeting. Annual Grant shares shall vest on the earlier of one year after grant or the next Annual Meeting, whichever date occurs first.

3. Expenses. The Company shall reimburse you, in accordance with the Company’s applicable travel policies, for your business expenses (e.g., airfare, hotel, meals) while traveling to meetings of the Board of Directors of the Company or on other Company business.

4. Indemnification Agreement. The Company shall enter into its standard Indemnification Agreement with you.

Please let me know if you have any questions about this offer or your pending election to the Board.

Sincerely,

Jeff Lawrence

Chair, Nominating and Governance Committee

Board of Directors